Exhibit 99.1

INTERMIX ANNOUNCES KEY STRATEGIC INVESTMENTS IN INTERMIX MEDIA AND MYSPACE.COM

LOS ANGELES, CALIFORNIA, December 8, 2004 — Intermix Media, Inc. (AMEX: MIX), a leading online media and entertainment company, announced several significant corporate developments today including entry into an agreement providing for a $4 million equity investment in the Company by affiliates of Redpoint Ventures (“Redpoint”), a premier Silicon Valley venture capital firm. Under the terms of the agreement, Redpoint will receive one million shares of Intermix Media common stock and a warrant to purchase an additional 150,000 shares of common stock at $4 per share. Consummation of the financing transaction is conditioned on approval by the American Stock Exchange of the Company’s application for listing of the additional shares and the satisfaction of other customary conditions. The Company expects the deal to fund within the next two weeks.

Redpoint and the Company, along with the original founders of MySpace.com, have also entered into a non-binding term sheet providing for RedPoint’s investment in a newly organized, independent subsidiary of the Company, MySpace, Inc., which will include the MySpace.com business. Under the terms of the proposed transaction, Redpoint would acquire a minority ownership stake in MySpace, Inc. and Intermix would maintain a majority position.

“Intermix has rapidly emerged as a leading online media and entertainment player with the extraordinary success of the Intermix Network and the tremendous growth of Alena. MySpace has developed a leadership position in the social networking space, and we believe in its vision and ability to provide real value to users and advertisers,” said Geoff Yang, partner of Redpoint Ventures. Redpoint has previously invested in companies in the media and marketing spaces including Ask Jeeves, TiVo, MusicMatch, Efficient Frontier, WebTV, Excite, and others. Geoff Yang currently sits on the Board of Directors of Ask Jeeves and TiVo, and is expected to sit on the Board of Directors of MySpace, Inc.

A popular social networking site, MySpace.com has experienced phenomenal growth in 2004 – currently averaging over 35,000 new members each day. Redpoint’s investment, if consummated, is expected to fund further expansion of the MySpace infrastructure, reduce the interest of its early investors and founders, and position the company for continued growth and evolution.

“We believe that the prospects of MySpace.com would be significantly enhanced by the proposed Redpoint investment. As a well-funded and independent subsidiary of Intermix, MySpace should be able to more effectively attract and compensate new talent and benefit from Redpoint’s vast experience with fast moving Internet media companies,” said Richard Rosenblatt, CEO of Intermix Media.

As unrelated developments, Intermix also announced today the resignation of Jeffrey Edell from its Board of Directors and the impending departure of Tom Flahie, the Company’s Chief Financial Officer. Mr. Edell has resigned in connection with a change in his primary position of employment and the resulting demands of his new position. Mr. Flahie has decided to transition out of the Company for personal reasons and is expected to remain Chief Financial Officer through the Company’s recruitment of a suitable replacement.

“Both Jeffrey and Tom were instrumental in helping the turnaround and emergence of Intermix Media. Through their leadership and contributions, we have been able to successfully address many of the issues that resulted from the Company’s fiscal year 2003 accounting restatement, and to position the Company for significant growth in the coming years,” said Rosenblatt. “We are grateful to Tom and Jeffrey for their service.”

About Intermix Media

Intermix Media is a leading online media and entertainment company that leverages proprietary technologies, analytical marketing tools, and unique viral and user generated content across its vast online network and develops ecommerce brands. Intermix Media operates through two business units — the Intermix Network and Alena.

The Intermix Network reaches over 15 million consumers each month through more than 50 websites grouped into three main categories: social networking, casual gaming and viral entertainment. MySpace.com is the Internet’s leading social networking site currently averaging over 35,000 new members each day. Grab.com, Intermix’s premier gaming site, is the first and most comprehensive self-governing casual gaming website. In addition, Intermix Network and its affiliates share over 800,000 pieces of content per day making it one of the most shared content destinations on the Web.

Beginning with the Intermix Network, Alena utilizes the Internet to provide a complete start-to-finish solution for bringing new products to market through a unique integration of proprietary technologies and analytical marketing.